Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

Entravision Digital Holdings, LLC

AND

Mr. Carlos Córdoba

Mr. Germán Herebia

Mr. Rodrigo Marcos

Mr. Lucas Morea

Sorin Properties, S.L. Unipersonal

Dated as of October 13, 2020

LIST OF EXHIBITS

Exhibit A-1Ownership and Title to Shares

Exhibit A-2Subsidiaries

Exhibit A-3Sale Shares

LIST OF SCHEDULES

Schedule 9.3 (a)(v) Indemnification Items

i

share PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this ”Agreement”), dated as of this 13th day of October, 2020, is entered into by and among:

On one side

Entravision Digital Holdings, LLC, a limited liability company validly incorporated and existing under the Laws of the State of Delaware, with corporate address at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, United States of America, (the ”Buyer”). The Buyer is duly represented by Ms. Marina Marta Bru Cruz, [omitted information], pursuant to power of attorney granted in Santa Mónica, State of California, on September 22, 2020 before the Notary of Los Angeles [omitted information], duly apostilled.

On the other side

Mr. Carlos Córdoba, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information],  with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number [omitted information], in force.

Mr. Germán Herebia, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number [omitted information], in force.

Mr. Rodrigo Marcos, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number [omitted information], in force.

Mr. Lucas Morea, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information] in force, with Spanish Foreign Identification Number (NIE) [omitted information], in force.

Mr. Carlos Córdoba, Mr. Germán Herebia, Mr. Rodrigo Marcos and Mr. Lucas Morea are collectively referred to herein as the “Individual Sellers” and each of them individually as a “Individual Seller”. The Individual Sellers are duly represented by Mr. Carlos Córdoba, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number (NIE) [omitted information], in force.

Sorin Properties, S.L., a company validly incorporated under the Laws of the Netherlands Antilles, pursuant to public deed granted on July 7, 1980, and existing under the Laws of Spain, which domicile was transferred to Spain by means of public deed granted before the public Notary of Madrid, [omitted information], on December 20, 2001, under number 4,624 of his records, with corporate address at Calle Alfonso XII, 26, bajo, Madrid, 28014, Spain, registered at the

Commercial Registry of Madrid under volume 17229, folio 46, page number M-295255, and with Spanish Tax ID number [omitted information] (“Sorin Properties”). Sorin is duly represented by Mr. Francisco Duque Delgado, [omitted information], pursuant to his position as joint director of Sorin.

Mr. Carlos Córdoba, Mr. Germán Herebia, Mr. Rodrigo Marcos, Mr. Lucas Morea and Sorin Properties are collectively referred to herein as “Sellers” and each of them individually as a “Seller”.

The Sellers, the Buyer and the Sellers Representative (defined below) are collectively referred to herein as “Parties” and each of them individually as a “Party”.

RECITALS

A.As of the date of this Agreement, the Sellers are the sole registered legal and beneficial owners of all of the issued and outstanding shares (participaciones sociales) of Redmas Ventures, S.L., a company validly incorporated and existing under the Laws of Spain, pursuant to public deed granted before the Notary of Madrid [omitted information], on August 31, 2012, under number 3654 of his records, with corporate address at Calle Alfonso XII, 26, bajo, Madrid, 28014, Spain, registered at the Commercial Registry of Madrid under volume 30323, folio 33, sheet M-545813, and holder of Tax ID number [omitted information] (the “Company”), representing 100% of its share capital, in the amount and with the numbering detailed on Exhibit A-1 (collectively, the “Shares”), pursuant to the titles of ownership detailed in said Exhibit A-1.

B.As of the date of this Agreement, the Company is the registered legal owner of (A) directly or indirectly, all of the issued and outstanding equity interests of each of (i) Cisneros Digital Costa Rica, S.A., (ii) Cisneros Interactive Honduras, S.A. de C.V., (iii) Cisneros Interactive Panama, S.A., (iv) Cisneros Interactive Puerto Rico, Inc., (v) Tirkel, S.A., (vi) Kontextua Mexico, S.A. de C.V., (vii) Redmas Colombia, S.A.S., (viii) Redmas Argentina, S.A., (ix) Redmas Peru, S.A.C., (x) Fingers Media, S.p.A.,(xi) Kertil Iberia, S.L., and (xii) RMV Enterprises LLC; and (B) directly or indirectly, part of the issued and outstanding equity interests of (i) Cisneros Interactive Ecuador Cisteractec, S.A., (ii) Cisneros Interactive, S.A., (iii) Cisneros Interactive Bolivia, S.R.L., (iv) Cisneros Interactive Guatemala, S.A., (v) Cisneros Interactive El Salvador, S.A. de C.V., (vi) Inversiones El Cisne, S.R.L., (vii) Farewin, S.A., (viii) AudioAd Brasil Distribuição e Veiculucão de Midia Ltda. (d/b/a AudioAd Brasil) (collectively, the “Subsidiaries” and, together with the Company, the “Group Companies”), in accordance with the shareholdings detailed on Exhibit A-2, which also includes their respective jurisdiction of incorporation.

C.The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, 44,270 shares, as more fully described in Exhibit A-3 hereto, representing 51% of the issued share capital of the Company (the “Sale Shares”), free of Liens and subject to the terms and conditions set forth in this Agreement.

D.In addition to, and simultaneously with, the sale and purchase of the Sale Shares envisaged hereunder, the Buyer and the Sellers desire to enter into the following agreements:

(i)a put and call option agreement (the “Put and Call Agreement”), whereby (a) the Sellers shall grant in favor of the Buyer, who shall accept it, a call right to purchase from the Sellers, directly or through an Affiliate of the Buyer, all of the Sellers’ Shares, for a period of one year starting on January 1, 2024, and (b) the Buyer shall grant in favor of the Sellers, who shall accept it, a put right to offer to the Buyer all of the Sellers’ Shares for a period of 90 days starting on March 15, 2024 and subject to the foregoing Buyer’s call right, all subject to the terms and conditions set forth in the Put and Call Agreement; and

(ii)together with the Company, a shareholders agreement (the “Shareholders Agreement”), whereby the relations between the Buyer and the Sellers as shareholders of the Company are regulated, setting forth a series of rules, principles and commitments that will govern their relationship within the scope of corporate decisions as well as in relation to the transfer of Shares, subject to the terms and conditions set forth in the Shareholders Agreement.

E. The Buyer and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.DEFINITIONS; PURPOSE

1.1Definitions.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with, any such Person.  The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Put and Call Agreement, the Shareholders Agreement, the Non-Competition Agreements, the Trademark License Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer, the Company or the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York (U.S.) are closed.

“Buyer” has the meaning set forth in the preamble.

“Cap” has the meaning set forth in Section 9.5(b)(ii).

“Córdoba” has the meaning set forth in Section 9.6.

“Claim Response” has the meaning set forth in Section 9.4(a).

“Claims Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Collective R&Ws”  has the meaning ascribed to it in Section 9.1(b).

“Contracts” means all contracts, agreements, licenses, leases, commitments, arrangements, guarantees, bids, purchase orders and proposals, in each case, oral or written.

“Copyrights” means all:  (a) works of authorship, whether in published or unpublished works, databases, data collections, mask work rights, software, web site content, or any other copyrightable work; (b) rights to compilations, collective works and derivative works of any of the foregoing; (c) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof in the United States Copyright Office or in any similar office or agency of any other country or political subdivision; and (d) moral rights and economic rights of others in any of the foregoing.

“Covid-19 Pandemic”  means the novel coronavirus disease 2019 (COVID-19) public health emergency, epidemic, pandemic and outbreak occurring on and prior to the Closing Date.

“Current Accounts Receivable” means accounts receivable of the Group Companies that are aged 120 days or less as of the Closing Date.

“Designated Courts” has the meaning set forth in Section 10.13.

“Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Ecuador Minority Shareholder Payment” means an amount equal to $935,905 to be contributed to the Company by Buyer and Sellers pursuant to Section 2.2(a), which amount will be used to acquire the shares representing 12% of the share capital of Cisneros Interactive Ecuador from ComConsulting, S.A.

“Employee Payments” means all: (a) bonus amounts, commissions or other incentive compensation amounts that should have been accrued, but have not been accrued as of the date hereof, or are earned and unfunded, or are payable by the Group Companies to their respective directors, managers, officers, employees, agents, consultants or equityholders as of the Closing

Date; and (b) severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by the Group Companies their respective directors, managers, officers, employees, agents and consultants triggered in whole or in part prior to or as a result of the transactions contemplated by this Agreement or the Ancillary Agreements, in each of clauses (a) and (b), including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto.

“Employee Plans” has the meaning set forth in Section 5.12(a).

“Existing Shareholders Agreement” means that certain agreement titled “Acuerdo entre socios” entered into on March 1, 2019 by and between Sorin Properties, S.L., Mr. Carlos Córdoba, Mr. Germán Herebia, Mr. Rodrigo Marcos and Mr. Lucas Morea.

“Expiration Date” has the meaning set forth in Section 9.5(a).

“Financial Statements” has the meaning set forth in Section 5.17(a).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authority, Validity and Enforceability), Section 4.2 (Title to Sale Shares), Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Capitalization; Subsidiaries), Section 5.11 (Labor Matters), Section 5.21 (Taxes) and Section 5.24 (Brokers).

“Funds Flow Statement” has the meaning set forth in Section 3.2(e).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether national, supra-national (including European), state, regional, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Group Companies” has the meaning set forth in Recital B.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part).  The term “Guarantee” used as a verb has a correlative meaning.

“Herebia” has the meaning set forth in Section 9.6.

“Income Tax” means all Taxes based upon, measured by or calculated with respect to (a) net income or profits (including any capital gains or alternative minimum taxes) or (b) multiple bases (including franchise, doing business or occupation Taxes) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Indebtedness” of any Person means, without duplication (a) any Liability of any Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for all or any part of the deferred purchase price of property or services, including any “earn-out” or similar obligations (assuming the full amount of such earn-out, deferred purchase price arrangement of similar obligations is due and payable in full at Closing) or any non-compete payments,  and (v) under any interest rate swap, hedging or similar agreements; or (b) any Liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, and (B) any and all amounts owed by any Group Company to any of the Sellers and their Affiliates (where applicable).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Individual R&Ws” has the meaning ascribed to it in Section 9.1(a).

“Individual Seller” has the meaning set forth in the preamble.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of law, Contract, or otherwise:  (a) Copyrights; (b) Domain Names; (c) Patents; (d) Software, (e) Trademarks; (f) Trade Secrets; (g) claims and rights in and to all income, royalties, damages, claims, and payments now or hereafter due or payable with respect to any of the foregoing, and in and to all causes of action, either in law or in equity, for past, present or future infringement, misappropriation, violation, dilution, unfair competition or other unauthorized use or conduct in derogation or violation of or based on any of the foregoing rights, and the right to receive all proceeds and damages therefrom.

“Interim Financial Statements” has the meaning set forth in Section 5.17(a).

“Knowledge of the Sellers” shall mean the actual knowledge of each of (i) Mr. Victor Kong , (ii) Mr. Carlos Córdoba, (iii) Mr. Germán Herebia, (iv) solely with respect to Farewin S.A., Mr. Gonzalo Adrian Borras, and (v) solely with respect to Cisneros Interactive Ecuador Cisteractec, S.A., Xavier Torres.

“Law” means any national, supra-national (including European), regional, local or foreign constitution, treaty, law, common law, statute, code, ordinance, rule, regulation, any ruling or decision of, agreement with or by, or other requirement of any Governmental Authority; or any amendments to or modifications of any of the foregoing.

“Leased Real Property” has the meaning set forth in Section5.5(b).

“Liabilities” means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, liquidated or unliquidated, due or whether to become due or on- or off-balance sheet, and whether in Contract, tort, strict liability or otherwise, including any arising under any Law, Proceeding or Order, and including all costs and expenses relating thereto including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Liability Claim” has the meaning set forth in Section 9.4(a).

“Liens” means any assessment, easement, covenant, condition, mortgage, pledge, hypothecation, rights of others, right of first refusal, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, community property interest, option, lien, charge, adverse claim of ownership or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares.  For the avoidance of doubt, any statutory right of preference or of first refusal with respect to the Sale Shares and the Existing Shareholders Agreements shall not be considered a Lien.

“Litigation Conditions” has the meaning set forth in Section 9.4(b).

“Losses” has the meaning set forth in Section 9.3(a).

“Material Adverse Effect” means, with respect to the Group Companies, any change, occurrence, event, development, impact, fact, circumstance, condition or effect that has, or would reasonably be expected to have, individually or in the aggregate with all other changes, occurrences, events, developments, impacts, facts, circumstances, conditions or effects, a material adverse effect on the business, assets, Liabilities, results of operations, prospects or financial or other condition of the Group Companies, taken as a whole.

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Material Customers” has the meaning set forth in Section 5.22(a).

“Material Suppliers” has the meaning set forth in Section 5.22(b).

“Non-Compete Parties” shall mean each of (i) Mr. Victor Kong, (ii) Mr. Germán Herebia, (iii) Mr. Carlos Córdoba, (iv) Sorin Properties, S.L., and (v) Entravision Communications Corporation.

“Non-Competition Agreements” has the meaning set forth in Section3.2(g).

“Notary” has the meaning set forth in Section 3.1.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Open Source License” means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that (a) licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software, and (b) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Group Companies, as consistent with past custom and practice (including with respect to quantity and frequency); provided, however, that conduct that results in a violation of Law or breach of Contract shall in no event be deemed Ordinary Course of Business.

“Outgoing Directors” has the meaning set forth in Section 3.2(b)(x).

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by the Group Companies.

“Patents” means all patents of any country or political subdivision, including, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, design patents, patent applications, patent disclosures, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re‑examinations or equivalents or counterparts of any of the foregoing, and economic rights of inventors in any of the foregoing.

“Permit” means any permit (environmental or otherwise), license, approval, certificate, qualification, certification, franchise, accreditation, consent, authorization or similar document or authority issued or granted by a Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing, (b) statutory Liens of landlords with respect to the Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, and (d) in the case of the Leased Real Property, in addition to items (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Group Companies.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any demand, action, suit, proceeding, grievance, arbitration, hearing, audit, investigation, claim or other dispute resolution or proceeding of any kind (whether judicial, administrative or arbitrative, civil, criminal, investigative informal or other, at law or in equity) commenced, filed, brought, or conducted, against, to, of or before or otherwise involving, any Governmental Authority or arbitrator having jurisdiction over the Group Companies or their respective properties.

“Public Deed” has the meaning set forth in Section 3.2(a).

“Purchase Price” has the meaning set forth in Section  2.2(a).

“Put and Call Agreement” has the meaning set forth in Recital D(i).

“Real Property Lease” has the meaning set forth in Section 5.5(b).

“Released Parties” has the meaning set forth in Section 7.6.

“Response Period” has the meaning set forth in Section 9.4(a).

“Sale Shares” has the meaning set forth in Recital C.

“Seller” has the meaning set forth in the preamble.

“Sellers Disclosure Letter” has the meaning set forth in Article 5.

“Seller Ownership Percentage” has the meaning set forth in Section 10.2.

“Seller R&Ws”  has the meaning set forth in Section 9.1(b).

“Sellers Representative” has the meaning set forth in Section 10.16.

“Sellers’ Shares” means the Shares which are not Sale Shares, retained and owned by the Sellers and representing 49% of the issued share capital of the Company.

“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by the Group Companies relating to the process of selling the Company, whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax and investment banking fees and expenses.

“Shareholders Agreement” has the meaning set forth in Recital D (ii).

“Shares” has the meaning set forth in Recital A.

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step up of compilation or assembly.

“Subsidiaries” has the meaning set forth in Recital B.

“Tax” means (a) any federal, foreign, state, regional or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, escheat, abandoned or unclaimed property, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, determination, assessment, enforcement or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.4(b).

“Threshold” has the meaning set forth in Section 9.5(b)(i).

“Trade Secrets” means:  (a) anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, research and development, compositions, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals where a trade secret under Law, software and technical information; and (b) moral and economic rights of authors and inventors in any of the foregoing.

“Trademark License Agreement” means that certain trademark license agreement of even date herewith whereby an Affiliate of Sorin Properties has granted the Company a limited license to use certain Trademarks in connection with the Business.

“Trademarks” means trademarks, service marks, trade dress, trade style, fictional business names, trade names, commercial or commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices, identifiers or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, and the goodwill of the business associated with each of the foregoing.

“Transaction” has the meaning set forth in Section 1.2.

“Virtual Data Room” means the electronic documentation site established by Sellers and made available to Buyer and its representatives. A true, correct and complete copy of the Virtual Data Room and all documentation contained therein as of October 9, 2020 is being delivered to Buyer at Closing.

1.2Purpose. The purpose of this Agreement is to set forth (i) the terms and conditions pursuant to which, at the Closing on the date hereof, the Sellers shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from the Sellers in consideration of payment of the Purchase Price, the Sale Shares (the “Transaction”) and (ii) certain other agreements reached by the Parties in respect of the Transaction.

ARTICLE 2.PURCHASE AND SALE

2.1Purchase and Sale of the Sale Shares.  At the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign and deliver to the Buyer, all of the Sale Shares, free and clear of any and all Liens.

2.2Purchase Price.

(a)Amount.  In full consideration for the transfer of all of the Sale Shares, on Closing, the Buyer shall pay or cause to be paid for the benefit of the Sellers (allocated as set forth in the Funds Flow Statement), by irrevocable electronic wire transfer of immediately available funds to each of the Seller's bank accounts set forth on the Funds Flow Statement, an aggregate amount in cash equal to $29,458,593,45, which is the result of adding (i) $29,000,000 and (ii) 49% of the Ecuador Minority Shareholder Payment, (i.e. $458,593.45) (the “Purchase Price”).

At the Closing each Seller shall receive the portions of the Purchase Price set forth opposite such Seller’s name in the Funds Flow Statement, provided, however, that each Seller’s portion of the Purchase Price attributable to the Ecuador Minority Shareholder Payment (i.e., an aggregate of $458,593.45) shall not be wired to the Sellers and shall instead be paid by the Buyer directly to the Company (it being acknowledged that each Seller will be deemed to have received such amounts and immediately paid such amounts to the Company).

2.3Settlements. At or as soon as practicable after Closing, the Buyer shall pay or cause to be paid to the Company 51% of the Ecuador Minority Shareholder Payment.  Promptly following receipt of such amount from (or on behalf of) of the Buyer and the entry into a purchase agreement in form and substance reasonably satisfactory to the Buyer, the Buyer will cause the Company to pay such amount, together with the Seller’s share of the Ecuador Minority Shareholder Payment to ComConsulting, S.A.

2.4Withholding.  Notwithstanding any other provision of this Agreement to the contrary, the Buyer shall be entitled to deduct and withhold from any amounts to be paid to the Individual Sellers pursuant to this Agreement such amounts as it is required to deduct and withhold, if any, with respect to the making of such payment under applicable Tax regulations, or any provision of state, local or foreign Tax law, or any other provision of any Law.  Any amount withheld by the Buyer pursuant to this Section 2.4 shall be remitted by the Buyer to the appropriate Governmental Authority as required by applicable statutes and ordinances.  To the extent that amounts are withheld by the Buyer pursuant to this Section 2.4, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the persons from whom such amounts were so withheld, and the Buyer shall provide (or shall cause its payroll provider to provide) notice of the amounts so withheld to the persons from whom such amounts were so withheld. For the avoidance of doubt, Buyer shall not be entitled to deduct and withhold from any amounts to be paid to Sorin Properties pursuant to this Agreement.

ARTICLE 3.CLOSING, post-closing AND DELIVERIES

3.1Closing.  The closing of the transactions contemplated hereby (the ”Closing”) take place on the date hereof (the “Closing Date”) before the Notary of Madrid, Mr. Ignacio Manrique, at his offices located in Madrid (Spain) at Calle Raimundo Fernández Villaverde 61, Madrid (Spain) (the “Notary”).

3.2Closing Actions.  The Parties acknowledge and agree that it is a requirement for the sale and purchase of the Sale Shares to be completed that all the below actions to be carried out on the Closing Date pursuant to this Section 3.2, and all documents to be executed or delivered hereunder, are effectively completed and executed or delivered simultaneously (en unidad de acto) on the date hereof:

(a)The Parties shall grant before the Notary a public deed pursuant to which (i) the Parties formalize (elevación a público) this Agreement into public deed, (ii) the Sellers acknowledge reception at their entire satisfaction of the Purchase Price, and (iii) the Sellers transfer ownership and deliver the Sale Shares to the Buyer and the Buyer, in turn, acquires and received the Sale Shares (the “Public Deed”);

(b)The Parties shall grant before the Notary a public deed (escritura cero) regulating among other things the effectiveness of the Transaction based on receipt of the funds as set out in the Funds Flow Statement.

(c)The Sellers shall sign and deliver, or cause to be delivered, to the Buyer the following items:

(i)original public deed titles of ownership of each Seller with respect to the Sale Shares owned by each Seller for the Notary to record in said titles the transfer of the Sale Shares to the Buyer;

(ii)powers of attorney sufficient for the execution of this Agreement and any other Ancillary Agreement;

(iii)a certificate of one of the Joint and Several Directors of the Company (with his signature duly notarized), in form and substance reasonably satisfactory to the Buyer and for its inclusion in the Public Deed, certifying with reference to the Company’s Registry Book of Shareholders (Libro Registro de Socios) (A) the ownership of the Sale Shares, (B) that the Sale Shares are free from any Liens, and (C) that all requirements for the transfer of the Sale Shares to the Buyer set forth by Law, the Company’s bylaws and any relevant agreement have been duly complied with;

(iv)a certificate signed by one of the Joint and Several Directors of the Company in connection with the resolutions of the general shareholders meeting of the Company held by the Sellers prior to the execution of this Agreement whereby, among other matters, the Sellers and the Company renounced and waived any preemption rights in relation to the transfer of the Sale Shares to which they might be entitled by virtue of Law, the Company’s bylaws or the Existing Shareholders Agreement;

(v)adequate evidence of the termination of the Existing Shareholders Agreement signed by each of the Sellers;

(vi)the transfer of the Sale Shares shall be recorded in the Company’s Registry Book of Shareholders; and

(vii)an executed copy of the Trademark License Agreement.

(d)The Buyer shall deliver, or cause to be delivered, to each of the Sellers the Purchase Price (in accordance with Section 2.2.(a)), and, upon receipt thereof, each Seller shall give acknowledgement of receipt of the Purchase Price (carta de pago) in the Public Deed, to the satisfaction of the Buyer.

(e)The Sellers Representative shall deliver to the Buyer, who shall countersign, a duly executed funds flow statement, which shall set forth the payment of the Purchase Price at Closing in accordance with the provisions of Section 2.2 and the settlements in accordance with Section 2.3 hereof (the “Funds Flow Statement”).

(f)The Sellers and the Buyer shall execute the Put and Call Agreement and shall grant before the Notary a public deed pursuant to which the Put and Call Agreement is notarized (elevación a público). The Put and Call rights over the Sellers’ Shares shall be recorded in the Company’s Registry Book of Shareholders

(g)The Sellers, the Buyer and the Company shall execute the Shareholders Agreement and shall grant before the Notary a public deed pursuant to which the Shareholders Agreement is notarized (elevación a público).

(h)(i) Each Non-Compete Party (other than Entravision Communications Corporation), on the one hand, and the Buyer, on the other hand, shall execute a non-competition agreement in the form mutually agreed to by the applicable parties, and (ii)Entravision Communications Corporation, on the one hand, and the Company, on the other hand, shall execute a non-competition agreement in the form mutually agreed to by the applicable parties (collectively, the “Non-Competition Agreements”).

(i)The Sellers shall ensure a true, correct and complete copy of the Virtual Data Room and all documentation contained therein as of October 9, 2020 is delivered to Buyer at Closing.

(j)The Sellers shall deliver written resignations of Mr. Francisco Duque Delgado and Mr. Ariel Eduardo Prat Pinedo (the “Outgoing Directors”), and any other director of any of the Group Companies who are not to remain as director of the Group Companies, effective as of the date thereof, pursuant to which said Persons resign from their position as Joint and Several Directors of the Company and declare that they have no right to claim and/or indemnity vis-à-vis the Company as a result of having been directors thereof.

(k)The Sellers and the Buyer, as shareholders of the Company, shall hold a Universal Shareholders Meeting of the Company approving, among others (i) the acceptance of the resignation of the Outgoing Directors, (ii) a resolution whereby the management and representation structure of the Company is changed to be entrusted to a Board of Directors formed by five (5) members, and (iii) the appointment of two directors designated by the Sellers and three directors designated by the Buyer.

(l)The Sellers and the Buyer shall cause the Company to hold a Board of Directors’ Meeting, approving, among others, (i) the appointment of Chairman and of the Secretary of the Board;  and (ii) the revocation and granting of powers of attorney.

(m)The Sellers and the Buyer shall cause the Company to grant before the Notary certain public deeds pursuant to which the Company notarizes the resolutions approved by the Universal Shareholders Meeting and the Board of Directors.

3.3Post-closing actions. As soon as possible after the Closing Date:

(a)The Sellers and the Buyer agree will hold a universal Shareholders’ Meeting to approve new bylaws of the Company in accordance with the provisions of the Shareholders Agreement.

3.4Employment Agreement(s).  On the Closing Date, or as soon as practicable thereafter, the Buyer or one of the Group Companies and each of (i) Ms. Victoria Morales, (ii) Mr. Victor Kong, (iii) Mr. Germán Herebia, and (iv) Mr. Carlos Córdoba, shall enter into an employment agreement, in the form(s) mutually agreeable to the Buyer and each such individual.

ARTICLE 4.REPRESENTATIONS AND WARRANTIES
RELATING TO THE sellerS

Each Seller individually represents and warrants to the Buyer as follows in respect of itself:

4.1Authority, Validity and Enforceability.  Each Seller has all requisite power and authority or capacity, as applicable, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Seller, where applicable.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of such Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).  No further action on the part of each Seller is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.2Title to Sale Shares.  Each Seller (a) is the record and legal owner of the Sale Shares as set forth on Exhibit A-1, (b) has full power, right, and authority, and any approval required by Law, where applicable, to make and enter into this Agreement and to sell, transfer, assign, convey and deliver the Sale Shares to the Buyer, and (c) has good and marketable title to such Sale Shares free and clear of all Liens.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Buyer will acquire good and valid title to the Sale Shares free and clear of any and all Liens.

4.3No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by each of the Sellers of its obligations hereunder or thereunder will (a) violate or conflict with any Law or Order applicable to such Seller or by which any of its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which such Seller is a party or by which any of its assets or properties are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Sale Shares.

4.4Litigation.  There is no Order outstanding and no Proceeding pending, or to the knowledge of each Seller, threatened against it that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise prevent such Seller from complying with the terms thereof.

ARTICLE 5.REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY and the subsidiaries

Subject to the disclosures specifically set forth in the corresponding section or subsections of the disclosure letter delivered to Buyer by the Sellers contemporaneously with this Agreement (the “Sellers Disclosure Letter”), the Sellers represent and warrant to the Buyer as set forth in this Article 5.  For avoidance of doubt, all references to the Group Companies in this Article 5 shall include reference to the Company and the Subsidiaries identified in Recital B and Exhibit A-2.

5.1Existence and Good Standing.  The Company and the Subsidiaries are each duly formed and incorporated, validly existing and registered and in good standing (or equivalent status) under the Laws of their respective jurisdiction of formation or organization.  The Company and the Subsidiaries are duly authorized, qualified or licensed to do business and conduct their operations in their respective jurisdiction of formation or organization, and are duly authorized, qualified or licensed to do business and conduct their operations as foreign entities and are in good standing in each of the jurisdictions where the Group Companies are required to be so qualified.  Except as set forth in Section 5.1 of the Sellers Disclosure Letter, true, correct and complete copies of the organizational documents of the Group Companies, including their bylaws, each as currently in effect and reflecting any and all amendments thereto until the Closing Date have been delivered to the Buyer.  Such organizational documents are in full force and effect, and the Group Companies are not in violation of any provision thereof.  The Book of Minutes (“Libro Registro de Actas”) of the Company fully reflects all of the decisions taken by the general shareholders’ meetings and the management body until the date hereof.

5.2Power.  Each of the Group Companies has the requisite power and authority to (a) own, operate and lease their properties and assets as and where currently owned, operated and leased and (b) carry on its respective business as currently conducted.

5.3Capitalization; Subsidiaries.

(a)Exhibit A-1 and Exhibit A-2 set forth a true and complete statement of, respectively, all of the Shares of the Company and the issued and outstanding shares of capital stock of the Subsidiaries, and in each case, the holders thereof, which represent the only issued and outstanding shares of capital stock of the Company and the Subsidiaries.  All of Shares of the Company, together with the outstanding shares of capital stock of the Subsidiaries, have been duly authorized and are validly issued, fully paid and non-assessable and were issued in compliance with all state, regional or foreign securities Laws and any preemptive rights, rights of first refusal or contractual rights of any Person. In respect of any share capital increases of the Company funded by the Sellers through non-cash contributions in favor of the Company, such non-cash contributions have been effectively made at an appropriate and real value.

(b)Except as set forth in Section 5.3 of the Sellers Disclosure Letter and in the Put and Call Agreement to be executed on the Closing Date, (i) there are no issued or authorized options, warrants, purchase rights, calls, claims of any character, convertible or exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Group Companies to issue, transfer, redeem, repurchase, sell or otherwise cause to become issued any of its equity securities, and (ii) there are no issued or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Group Companies.

(c)Except as set forth in Section 5.3 of the Sellers Disclosure Letter and in the Put and Call Agreement and the Shareholders Agreement to be executed on the Closing Date, (i) there are no Contracts relating to the issuance, sale, transfer or voting of any share of capital stock of any of the Group Companies and (ii) there is no obligation, contingent or otherwise, of any of the Group Companies to repurchase, redeem or otherwise acquire any share of the capital stock or other equity securities of any of the Group Companies or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of any other Person.  There are no holders of bond, debentures, notes or other Indebtedness of any of the Group Companies having the right to vote or consent (or convertible into or exchangeable for securities of any of the Group Companies having the right to vote  or consent) on any matters on which the shareholders of any of the Group Companies may vote.

(d)Except as set forth on Exhibit A-2, neither the Company nor any Subsidiary controls, directly or indirectly, or has any direct or indirect equity participation in any Person.

5.4No Conflict; Required Filings and Consents.

(a)Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by each of the Sellers and/or the Company of their obligations hereunder or thereunder will (i) violate or conflict with (A) the articles of organization, bylaws, or similar organizational documents of any Group Company, or (B) any Law or Order applicable to any Group Company or by which any of its respective properties or assets are bound, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or result in the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Material Contract to which any Group Company is a party or by which any of the assets or the properties of any Group Company are bound or (iii) result in the creation or imposition of any Lien with respect to the properties or assets of any Group Company.

(b)No consent, approval or authorization of any Person or Governmental Authority is required in connection with (i) the execution and delivery by the Sellers and/or the Company of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Material Contract of any Group Company.

5.5Real Property.

(a)Owned Real Property.  None of the Group Companies owns or has ever owned any real property.

(b)Leased Real Property.  Section 5.5(b)(i) of the Sellers Disclosure Letter sets forth a complete list of all leasehold or sub-leasehold estates and other material rights of the Group Companies to possess, use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (“Leased Real Property”), and all leases, subleases, licenses or other similar Contracts related thereto.  With respect to each Leased Real Property, there are no leases, subleases, licenses or other similar Contracts granting to any other Person the right of use or occupancy of any portion of such Leased Real Property.  The Sellers have provided to the Buyer a true, correct and complete copy of each lease, sublease, license and other similar Contracts for Leased Real Property (each, a “Real Property Lease”).  During the last 12 months, none of the Group Companies has received or given any notice of any default or event that with notice of lapse of time, or both, would constitute a default by such Group Company under any Real Property Lease or sublease and, to the Knowledge of the Sellers, no other party is in default thereof, and no party to any lease or sublease has exercised any termination rights with respect thereto.

5.6Personal Property.  Each Group Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal property and assets, in each case free and clear of any and all Liens other than Permitted Liens.  The tangible personal property and assets of the Group Companies are in good operating condition and repair (subject to normal wear and tear).

5.7Litigation.  Except as set forth in Section 5.7 of the Sellers Disclosure Letter, there are no material Proceedings pending or, to the Knowledge of the Sellers, threatened against or by, related to or affecting any Group Company or their respective business, operations or assets.  To the Knowledge of the Sellers, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting any Group Company or their respective business, operations or assets that may have a Material Adverse Effect.  There are no Proceedings pending or, to the Knowledge of the Sellers, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of any Group Company or any of the Sellers to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements.

5.8Compliance with Laws and Orders.

(a)Each Group Company is now, and has been, in compliance in all material respects with all Laws and Orders, in each case, applicable to each Group Company or their respective business, operations or assets.  None of the Group Companies has received notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any Law or Order, in each case, applicable to any Group Company or their respective business, operations or assets, or (ii) any actual, alleged, possible or potential obligation or liability of any Group Company that is not incurred in the Ordinary Course of Business.

(b)None of the Group Companies nor, to the Knowledge of the Sellers, any of their respective, direct or indirect, shareholders, equityholders, directors, officers, representatives, employees or agents or any other Person acting on behalf of any such Person have, with respect to the business of any of the Group Companies, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (ii) made or offered to make any material unlawful payment to any government official or employee or any political party or campaign, or (iii) taken any action that would be deemed a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions, if such Group Company were subject to such Laws, or a violation of any other applicable international anti-bribery conventions or applicable local anti-corruption or bribery Laws.

(c)None of the Group Companies has violated any currency exchange or other similar Law applicable to such Group Company.

(d)None of the Group Companies has received, will be entitled to and is and will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority.

(e)None of the Group Companies nor, to the Knowledge of the Sellers, any of their respective, direct or indirect shareholders, equityholders, directors, officers, representatives, employees or agents have been involved in any proceedings relating to white collar crimes and crimes of insider trading, embezzlement, money laundering or theft, among others of similar nature.  No current or past Affiliate of any Group Company has been involved in any proceedings relating to the foregoing during the period in which such Person was an Affiliate of such Group Company.

(f)Without limiting the generality of the foregoing or any other representation or warranty in this Agreement, to the Knowledge of the Sellers, none of the Group Companies has any customer, supplier or distributor relationship with, and is not a party to any Contract with, any Person (i) organized or domiciled in or that is a citizen of a restricted country as determined by the U.S. Department of State, (including any Governmental Authority within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

5.9Necessary Property.  The Group Companies are the only operations through which the Group Companies’ business is conducted, and the assets and properties, tangible and intangible, currently owned, leased or licensed by the Group Companies constitute all of the assets and properties reasonably necessary for the continued conduct of their business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

5.10Conduct of Business.  Since May 31, 2020, the business and operations of the Group Companies have been conducted in the Ordinary Course of Business and save for the COVID-19 Pandemic there has not occurred any facts, events, developments or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on any of the Group Companies. Without limiting the generality of the foregoing, except as disclosed in Section 5.10 of the Sellers Disclosure Letter, since May 31, 2020, none of the Group Companies has:

(a)declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of, or other equity interests in, any of the Group Companies or repurchased, redeemed or otherwise acquired any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Group Companies;

(b)transferred, issued, sold, pledged, encumbered or disposed of any shares of capital stock or other securities of, or other equity interests in, any of the Group Companies or granted options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other equity interests in, any of the Group Companies;

(c)effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of any of the Group Companies, or amended the terms of any outstanding securities of any of the Group Companies;

(d)amended the organizational documents of any of the Group Companies;

(e)except in the Ordinary Course of Business: (i) increased the salary or other compensation or fringe benefits by more than 25% of any director, officer, employee or consultant of any of the Group Companies, (ii) granted any bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant (or set or adjusted performance targets under any existing bonus arrangements), (iii) increased the coverage or benefits available under any (or created any new) or otherwise modified or amended or terminated any such Employee Plan, (iv) retained the services of any new director, officer, employee or consultant, (v) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, officers, employees, agents or consultants of any of the Group Companies (or amended any such agreement to which such

Group Company is a party), (vi) taken any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Plan, (vii) transferred assets from any Employee Plan or any trust, fund or account related thereto (other than in connection with the payment of benefits to an applicable participant (or beneficiary thereof) under such Employee Plan in the Ordinary Course of Business, or (viii) exercised any discretion to accelerate the vesting or payment of any compensation or benefit under any Employee Plan;

(f)issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any new Indebtedness or modified the terms of any Indebtedness or other liability;

(g)except in the Ordinary Course of Business and unless such amounts were in dispute in good faith, paid, repaid, failed to pay, delayed payment, discharged, purchased, repurchased or satisfied any Indebtedness (other than the accrual of interest pursuant to Indebtedness existing on the date hereof);

(h)subjected to any Lien, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any Group Company;

(i)acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed (including canceled or compromised any debt or claim or waived or released any material right) of any of the material properties or assets of, or used by, any Group Company, other than in the Ordinary Course of Business;

(j)entered into any commitment for capital expenditures of any Group Company in excess of $25,000 for any individual commitment or $50,000 for all commitments in the aggregate;

(k)introduced any material change with respect to the operation of any Group Company, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, made any change in product specifications or prices or terms of distributions of such products or changed its pricing, discount, allowance or return policies or granted any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(l)entered into any transaction or entered into, modified or renewed any Material Contract, which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(m)made any investments in or loans to, or paid any fees or expenses to, or entered into or modified any Contract with any Affiliate, other than inter-company loans in the Ordinary Course of Business;

(n)made any material change in its accounting or Tax reporting principles, methods or policies, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(o)(i) made, revoked or changed any Tax election, (ii) changed any annual Tax accounting period, (iii) adopted or changed any method of Tax accounting, (iv) obtained any Tax ruling, entered into any closing agreement, settled any Tax claim, audit or assessment, or taken any affirmative action to surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, (v) amended or filed any Tax Return or filed a claim for any Tax refund, except in the Ordinary Course of Business or if such action would not have reasonably be expected to have a material effect on the Tax Liability or Tax attributes of any Group Company, (vi) entered into any Tax sharing or similar agreement, (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (viii) entered into any transaction of any kind benefitting from any special tax regime;

(p)entered into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Group Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(q)terminated, amended, restated, supplemented or waived any rights under any Material Contract, other than in the Ordinary Course of Business;

(r)settled or compromised any pending or threatened Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $25,000;

(s)changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other Liabilities;

(t)taken any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

(u)failed to pay any required maintenance or other similar fees or otherwise failed to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property;

(v)reimbursed, or made any promises, arrangements, obligations, agreements, or commitments to reimburse, the expenses of any employee or director of any Group Company, except for ordinary, necessary and reasonable expenses that were directly related to the conduct of such Group Company’s business; or

(w)agreed to do anything prohibited by this Section 5.10.

5.11Labor Matters.

(a)None of the Group Companies has any Liability for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for employees or other service providers of any Group Company (other than in accordance with Law or routine payments to be made in the Ordinary Course of Business).  There are no claims pending against any Group Company under any workers’ compensation plan, policy or collective bargaining agreement, for unemployment compensation benefits or for long term disability.  No Person currently or previously employed by or providing services to any Group Company or subcontracted by it has been involved in an accident in the course of such employment or subcontracting that would have caused other than minor injury, nor has any such Person been exposed to occupational health hazards in any Group Company’s service.  There have been no claims (settled or unsettled) for injury or occupational health hazard against any Group Company by any employee, service provider or subcontractor.

(b)No Liability has been incurred by any Group Company for unfair dismissal, unlawful termination or any local law equivalent thereof, severance or redundancy payments, unemployment compensation, golden parachute, bonus or otherwise accruing from the termination of any officers, directors, employees (permanent, temporary, part-time or otherwise) or independent contractors.  No material claims or Proceedings relating to employment or employment practices or union practices, including for discrimination, sexual, moral or other harassment, breach of employment rights and obligations, salary payments or social security have been made nor are any such claims pending or, to the Knowledge of the Sellers, threatened, nor are there any facts or circumstances which may give rise to such a claim being made.

(c)No Group Company is a party to or bound by any collective bargaining agreement or other labor union or similar Contract, and no collective bargaining agreement is being negotiated by any Group Company.  To the Knowledge of the Sellers, there are not any activities or proceedings of any labor union or similar organization to organize employees or other service providers of any Group Company.  There is no labor dispute, strike or work stoppage against any Group Company pending or, to the Knowledge of the Sellers, threatened that would reasonably be expected to interfere materially with the business activities of any Group Company, and there have not been any labor disputes, strikes or work stoppages against any Group Company during the last five years.

(d)Section 5.11(d) of the Sellers Disclosure Letter sets forth a true, correct and complete list of all officers, directors, employees (permanent, temporary, part-time or otherwise) of each of the Group Companies and those consultants or service providers that provide personnel for the operations of the Business. Section 5.11(d) of the Sellers Disclosure Letter shows each such Person’s name, employer, position, type of contract and expiration date (when applicable), approximate date of commencement of service or appointment to office, rates of compensation, status as exempt or non-exempt, bonuses and fringe benefits (including “in kind” compensation) for the current fiscal year and the most recently completed fiscal year, and severance or termination payment or notice obligations payable in excess of those required or mandated by Law.  Unless otherwise mandated by Law, the employment of each of the employees of each Group Company is “at will”. Any and all payments to each employee at any time and for any reason, including but not limited to salaries, bonuses, commissions, board fees, awards and any payment under any Employee Benefit Plan, have been paid in full, comply with the relevant provisions of applicable Law and/or collective bargaining agreement have been properly registered and all appropriate withholdings, social security and pension funds contributions have been made and paid in full, or held to be paid to the relevant Governmental Authority.

(e)There are no written personnel manuals, handbooks, policies, rules or procedures currently in effect applicable to any employee of any Group Company, other than those set forth in Section 5.11(e) of the Sellers Disclosure Letter, true and complete copies of which have heretofore been provided to the Buyer.

(f)There are no charges, complaints or investigations pending or, to the Knowledge of the Sellers, threatened against the Company before the Spanish Labor and Social Security Inspection or any other Governmental Authority in any jurisdiction having responsibility for labor Laws, labor relations and other labor matters.

(g)To the Knowledge of the Sellers, none of the employees of any Group Company are in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a concurrent or former employer relating to the right of such employee to be employed by any Group Company, or such Person’s knowledge or use of Trade Secrets or proprietary information.

(h)Each Group Company has complied and is currently in compliance in all material respects with all Laws and applicable collective bargaining agreement in respect of personnel, employment and employment practices (including those related to labor, labor relations, fair employment practices, workers’ compensation, unemployment insurance, registration, labor, health and safety, occupational safety, plant closings, layoffs, employee and independent contractor classifications, immigration (work and residence permits), temporary agreements, subcontracting activities, affirmative action, trainees and student hiring regulations, data privacy and protection, terms and conditions of employment or service, wages and hours (including overtime compensation and mandatory rest and vacation requirements and social security and other obligations related to overtime) and nondiscrimination in employment), Social Security regulations and all applicable industrial instruments.  All personnel of each of the Group Companies are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable Tax and employment policies or Law) and no Group Company has improperly classified any independent contractor who should have been classified and treated as “employees” under applicable Law.  None of the Group Companies has engaged any contractors, subcontractors or freelances who may be construed by the tax or social security authorities or any other Governmental Authority to be employees of any of the Group Companies.  The employees of the service providers of the Group Companies could not claim, nor could the Labor Inspection Authorities deem with respect to the employees of the service providers of the Group Companies, that an illegal transfer of employees has taken place between any Group Company and its service providers.  No Group Company has ever used the services of unpaid interns or unpaid volunteers.  No Group Company has engaged in any unfair labor practice.

(i)Each Group Company has duly paid in full in a timely manner all social security contributions, social provision contributions and any other kind of costs or expenses to be paid in accordance with social security regulations and are up to date in their social security payment obligations and have filed with the Social Security relevant due statements, notices and forms. Each Group Company complies with all labor and social security obligations in connection with its employees.

(j)No current or former employee, officer, director, consultant or other service provider of any Group Company is indebted to such Group Company, except for advances for ordinary business expenses in the Ordinary Course of Business.  The Group Companies have no obligation to reimburse any employee, director, or officer  of any Group Company for any expense incurred prior to the date hereof, except for expenses incurred in the ordinary course of business and related to the conduct of such Group Companies’ business.

(k)All employees of the Group Companies are properly registered as such in accordance with all Laws and Social Security regulations, and such registrations are complete, accurate and updated to reflect the current situation of all employees. The full compensation of each employee has been duly registered in the applicable Group Company as required by the laws applicable to each Group Company.

(l)All labor and social security information of the Group Companies’ employees recorded in the labor books and records of the Group Companies is accurate (especially concerning starting date of employment and registered salary) and complies with all Laws.

5.12Employee Benefit Plans.

(a)Section 5.12(a) of the Sellers Disclosure Letter sets forth a complete list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (including health benefits, retirement, and death or disability plans or related benefits), (ii) all other severance pay, salary continuation, bonus, deferred bonus or awards, incentive, stock option, phantom stock, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), in respect of any present or former directors, managers, officers, or employees of the Group Companies (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans”, respectively), except for all such plans, contracts, programs, funds or arrangements that the Group Companies are required by Law to provide generally to directors, managers, officers, or employees.  No Group Company has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence.

(b)The Group Companies have at all times complied with all Laws and regulations regarding the externalization of pension commitment obligations and has formalized the life and accident insurance policies required by applicable the law or collective bargaining agreement.

(c)Except for any employment agreements or other compensation arrangements approved by Buyer and to be entered into with the Key Managers and certain members of senior management of the Group Companies in connection with the Closing, no Group Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of current or former directors, managers, officers, employees, agents or consultants (or dependents of such Persons) of any Group Company establishing special remuneration or bonuses, deferred compensation, right to retirement, pension, stock or share purchase option, special indemnities or any agreement of any nature whereby any of the Group Companies is bound to assume commitments other than those obligations established by law.

(d)All contributions required to be paid with respect to workers’ compensation arrangements of any Group Company have been made or accrued as a liability in the Financial Statements.

(e)All employees of each Group Company are in active service and no employees or former employees of any Group Company are receiving salary continuation, short-term disability or long-term disability benefits under any Employee Plan.

5.13Material Contracts.

(a)Section 5.13(a) of the Sellers Disclosure Letter sets forth a correct and complete list of the following Contracts to which the Company is a party to or to which any of the assets of the Company are bound (such contracts are, collectively, the “Material Contracts”):

(i)governing Indebtedness of the Group Companies or the Guarantee of the repayment of Indebtedness of the Group Companies or any other Person or granting of Liens on any property or asset of any Group Company;

(ii)relating to advances or loans by any Group Company to any other Person, other than advances for prepaid services in the Ordinary Course of Business or for ordinary and necessary employee travel;

(iii)containing covenants limiting the freedom of any Group Company to compete or engage in any line of business or with any Person or in any geographic area or market;

(iv)with the Sellers or any Affiliate (other than any of the Group Companies);

(v)for the purchase of services, technology, materials, supplies or equipment that involves more than $100,000;

(vi)providing for the sale or furnishing, of materials, supplies, services, merchandise or equipment (including Information Systems or Software or other property or services) in excess of $100,000;

(vii)concerning any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(viii)granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset, property or service of any Group Company;

(ix)pertaining to (A) the lease of real property (including all Real Property Leases) or (B) equipment or other personal property in excess of $25,000;

(x)containing a “most favored nation” or similar pricing agreement;

(xi)involving a joint venture, partnership or similar arrangement or involving the sharing of profits, losses, costs or liability by any Group Company with any other Person;

(xii)involving any Governmental Authority;

(xiii)involving the acquisition or disposition of any business enterprise or line of business, whether via merger, stock or asset purchase or otherwise; or

(xiv)involving any of Facebook, LinkedIn, Spotify, Unity Technologies, and/or any companies from their groups.

(b)The Buyer has been provided true, correct and complete copies of each Material Contract, as amended through the Closing Date.  Each Material Contract is a valid, binding and enforceable obligation of the applicable Group Company and, to the Knowledge of the Sellers, and the other parties thereto, enforceable in accordance with its terms.  With respect to the Material Contracts listed (or required to be listed) on Section 5.13(a) of the Sellers Disclosure Letter:  (i) no Group Company nor any other party thereto, is in default under or in violation of any material obligations to be performed by it thereunder, (ii) to the Knowledge of the Sellers, no event has occurred that, with notice, would constitute such a material default or violation, (iii) no Group Company has released any of its rights under any Material Contract and (iv) no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Sellers, threatened to terminate, cancel or not renew any Material Contract.

5.14Permits.  There are no material Permits, whether written or oral, necessary or required for the conduct of the business of the Group Companies.

5.15Intellectual Property.

(a)Section 5.15(a) of the Sellers Disclosure Letter sets forth, with countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Intellectual Property owned by each Group Company:  (i) Patents; (ii) registered Copyrights and applications therefor; (iii) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; (iv) Software; and (v) Domain Name registrations and applications therefor.  All fees associated with maintaining any items required to be set forth on Section 5.15(a) of the Sellers Disclosure Letter have been paid in full in a timely manner to the proper Governmental Authority.  All of the items required to be listed on Section 5.15(a) of the Sellers Disclosure Letter have been duly registered with, filed in or issued by, as the case may be, the applicable filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(b)No current or former shareholder, member, partner, director, manager, officer, employee, consultant, contractor, agent or other representative of any Group Company owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by any Group Company.

(c)Each Group Company uses reasonable measures to maintain the secrecy of all Trade Secrets of such Group Company.

(d)The operation of the Group Companies’ business as currently conducted or any part thereof, and the possession or use of any Owned Intellectual Property has, does and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does or will the operation of the Group Companies’ business, as currently conducted, constitute unfair competition or deceptive or unfair trade practice.  None of the Intellectual Property owned by any Group Company is being infringed or otherwise used or available for use by any Person other than a Group Company.

(e)The Group Companies have complied at all times and in all material respects with all relevant requirements of any applicable data protection Law, Order or industry standard setting organizations, including compliance with the Group Companies’ own data protection principles, requests from data subjects for access to data held by the Group Companies and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the Group Companies’ business.  The Group Companies have not received any Order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection principles or Law.  No Person has claimed any compensation from any Group Company for the loss of or unauthorized disclosure or transfer of personal data and, to the Knowledge of the Sellers, no facts or circumstances exist that might give rise to such a claim insofar as the same relate to any Group Company.  Further, the Group Companies, their respective assets and businesses are, and at all times have been, in compliance, in all material respects, with any and all legal or regulatory requirements pertaining to consumer protection and data protection applicable thereto.

(f)Section 5.15(f) of the Sellers Disclosure Letter lists all the Information Systems used by the Group Companies and operated by any other Person.  Except for the Internet and those Information Systems set forth on Section 5.15(f) of the Sellers Disclosure Letter all Information Systems used by the Group Companies are owned, controlled and operated by such Group Company and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet).  All Information Systems used by any Group Company are sufficient for the conduct of its business as currently conducted.  Each Group Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all Information Systems used by such Group Company.  Each Group Company’s use of any Software does not exceed the scope of any license to such Software.

(g)No Proceeding is pending or, to the Knowledge of the Sellers, threatened, that (i) challenges the rights of any Group Company in respect of any Intellectual Property or the scope of Intellectual Property or (ii) asserts that the operation of the business of any Group Company is, was or will be infringing or otherwise in violation of any Intellectual Property, or is, except as set forth in a Contract listed on Section 5.13(a) of the Sellers Disclosure

Letter, required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.  None of the Owned Intellectual Property is or has been subject to any Order, and none of the Group Companies has been subject to any Order in respect of any other Person’s Intellectual Property.

(h)No funding from any Governmental Authority or facilities of a university, college, other educational institution or nonprofit organization was used in the development of the Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution or nonprofit organization has a claim or right to claim any right in the Owned Intellectual Property.  No employee or contractor of any Group Company who was involved and contributed to the creation or development of the Owned Intellectual Property has performed services for a Governmental Authority, university, college, other educational institution or nonprofit organization during a time period when such employee or contractor also was involved in or contributed to the creation or development of the Owned Intellectual Property.

(i)The Owned Intellectual Property, together with the Intellectual Property that is licensed to any Group Company constitutes all of the Intellectual Property necessary to operate the business of the Group Companies, as applicable, as it is currently conducted.

(j)There are no known material problems or defects in the Software that prevent the Software from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose.

(k)The Source Code for Software has not been disclosed, delivered or made available to any third party and none of the Group Companies has agreed to the disclosure or delivery of such Source Code to any escrow agent or any other party. The access to the Source Code is limited to only those employees and contractors of each Group Company who need access to improve upon, update, modify or fix bugs in the Software.

5.16Insurance. The Group Companies do not own or maintain any insurance policies.

5.17Financial Statements.

(a)True, correct and complete copies of the following financial statements have been made available to Buyer in the Virtual Data Room: (i) the consolidated annual balance sheet and income statement of the Company and the Subsidiaries as of December 31, 2019 (the “Financial Statements”), and (ii) the unaudited consolidating operating balance sheet and income statement of the Subsidiaries as of May 31, 2020, for the five-month period then ended (the “Interim Financial Statements”).

(b)The Financial Statements present fairly, in all material respects, the financial position and results of operations, of the Company and Subsidiaries at the dates and for the time periods indicated and have been prepared in accordance with GAAP.  The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Subsidiaries at the date and for the period indicated. The Financial Statements and the Interim Financial Statements were derived from the books and records of each Group

Company, which are true, correct and complete, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The Group Companies’ internal controls and procedures are sufficient to ensure that the Financial Statements and the Interim Financial Statements are accurate in all material respects.

(c)No Group Company has any Liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except: (i) Liabilities reflected in the Interim Financial Statements; or (ii) Liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business; none of which relates to (A) breach of Contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of Law or (F) any environmental liability.

5.18Accounts Receivable.  All accounts receivable as of the date of the Interim Financial Statements of the Company as reflected on the Interim Financial Statements and the accounts receivable arising after the date thereof represent sales made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by a Group Company.  There are no material disputes with respect to any of the accounts receivable of any Group Company as of the Closing Date. Ninety-two percent (92%) of the Current Accounts Receivable are collectible in full within two hundred seventy (270) days from the Closing Date.  No counter claims, defenses, offsetting claims or adjustments with respect to the accounts receivable of the Group Companies as of the Closing Date are pending or, to the Knowledge of the Sellers, threatened.  No Group Company has agreed to any deduction, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables. All of the accounts receivable as of the Closing Date of the Group Companies relate solely to sales of goods or services to customers of the relevant Group Company, none of whom is an Affiliate of the relevant Group Company or any of the Sellers.

5.19Bank Accounts.  Section 5.19 of the Sellers Disclosure Letter sets forth a true, correct and complete list of (a) the name and address of each bank with which each Group Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of each Group Company.

5.20Books and Records.  All books, records and accounts of each Group Company are true, correct and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The minute books and record books of each Group Company previously provided to the Buyer are true, correct and complete and accurately reflect in all material respects all actions taken by the relevant Group Company.

5.21Taxes.  Except as set forth on Section 5.21 of the Sellers Disclosure Letter:

(a)All Tax Returns with respect to any Pre-Closing Tax Period by or on behalf of any Group Company, to the extent required to be filed on or before the Closing Date, have been timely filed or extended in accordance with all applicable Laws.  The Group Companies are not required to file any Tax Returns in any country other than the country of their organization or formation, including as a result of its purchase or supply of products or services (whether remotely, digitally or otherwise) in any other country.

(b)All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of each Group Company.

(c)All Taxes due and payable by any Group Company (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority, and any and all Taxes of any Group Company which are accrued but not yet due and payable were incurred in the Ordinary Course of Business of such Group Company, consistent with past practices, and, in connection with Taxes accrued up to the date of the Financial Statements or Interim Financial Statements, as applicable, are duly recorded in the Financial Statements or Interim Financial Statements, as applicable, of such Group Company.

(d)Each Group Company has duly and timely complied with all Tax reporting obligations, filings or providing information, returns or reports that are required to have been filed or provided, and has accurately reported all information required to be included on such returns or reports and, in respect of the Company, it has duly and timely filed the applicable returns regarding withholding tax on employment, consulting and financial income, and income payable to non-tax residents in Spain.

(e)Each Group Company has correctly withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with (i) amounts paid, accrued or owing to any employee, independent contractor, creditor, any of the Sellers or other Person, (ii) amounts paid, accrued or owing to any person which is non-resident in Spain for tax purposes, and (iii) amounts paid, accrued or owing under any financing transaction of any kind entered into by the Company. Any amount so withheld or deducted up to the date of the Financial Statements or Interim Financial Statements, as applicable (or which should have been withheld or deducted in accordance with applicable laws) but not yet due and payable to the relevant taxing authority is duly reflected in the Company’s Financial Statements or Interim Financial Statements, as applicable.

(f)No Taxes applicable to any Group Company with respect to any Pre-Closing Tax Period have ever been audited by any Taxing Authority.

(g)No Group Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(h)There is no Proceeding now pending or, to the Knowledge of the Sellers, threatened against or with respect to any Group Company in respect of any Tax.

(i)There are no Liens for Taxes upon the assets or properties of any Group Company, except for Permitted Liens.

(j)No Group Company has been a member for Tax purposes of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person.  No Group Company has secondary liability for the Taxes of any Person (other than such Group Company) under Law any Spanish state, regional and local Law, or any similar provision of state, local or foreign Law as a collaborator, transferee or successor, by contract or otherwise, including as a result of being deemed a member of a group of companies which may be deemed as an economic unit.

(k)No Group Company, nor any of the Sellers, have received notice of any claim by a Governmental Authority in a jurisdiction where the Group Companies do not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(l)All material transactions and agreements of any kind entered into by any Group Company with the Sellers or any other Affiliate, for tax purposes have been made on an arm’s length basis and in compliance with all relevant transfer pricing (or similar) Laws, rules or regulations applicable thereto.  Each Group Company has properly documented (including by having prepared the necessary transfer pricing studies when required) all information necessary to comply with all Tax (including transfer pricing or similar) Laws, rules or regulations applicable thereto and has filed or otherwise provided to any Governmental Authority any such information as required by applicable Law. All such information is correct, complete and properly prepared and maintained in accordance with all applicable Laws and the Group Companies have provided complete and correct copies of any such information, including all transfer pricing studies.

(m)No Group Company is party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(n)No Group Company has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(o)No Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)No Group Company has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision or Counsel Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/161 EU as regards mandatory automatic exchange of information in the Field of taxation in relation to reportable cross-border arrangements).

(q)No Group Company has, or ever had, a permanent establishment in any foreign country other than the country in which each Group Company is organized or formed and, for the purposes of the laws of other jurisdictions, no purchase or supply of products or services (whether remotely, digitally or otherwise) would result in a Group Company being deemed to be engaged in a trade or business in a country other than the country in which each Group Company is organized or formed.

(r)Set forth on Section 5.21(r) of the Sellers Disclosure Letter is a list of the tax basis of the assets of the Company (as calculated for purposes of Spanish Corporate Income Tax law), and such tax basis of such assets are true, correct and complete.

(s)The Company has elected to do business under the Spanish ETVE  regime for Corporate Income Tax purposes.

(t)Any and all Taxes related to any distribution or deemed distribution to the Sellers or the equityholders of each Group Company have been duly reported and paid in a full and timely manner.

(u)The profit allocation to each Group Company accurately reflects the level or degree of risk, involvement and development the relevant Group Company has for any business relationship, both individually and in the aggregate.

(v)There may be local tax law restrictions or limitations on the deductibility of interest payable by any Group Company for income Tax purposes, however, interest expense for the Group Companies is not material in nature.

(w)Except for powers of attorney granted in the ordinary course to tax or other advisors in connection with the signing and filing of Tax returns, reports and other Tax documentation, no power of attorney is currently in force that was executed by or on behalf of any Group Company with respect to any matters relating to Taxes.

5.22Customers and Suppliers.

(a)Section 5.22(a)(1) of the Sellers Disclosure Letter sets forth the top 10 customers of the Group Companies for whom aggregate sales exceeded $8,000,000 for the year ended December 31, 2019 and the 6-month period ended June 30, 2020 (“Material Customers”).  Except as set forth on Section 5.22(a)(2) of the Sellers Disclosure Letter, (i) all Material Customers continue to be customers of the Group Companies and no Material Customer has threatened to terminate its relationship with the Group Companies; (ii) no Material Customer has notified any Group Company of an intention to reduce materially its business with the Group Companies; and (iii)  no Group Company is involved in any claim, dispute or controversy with any Material Customer.

(b)Section 5.22(b)(1) of the Sellers Disclosure Letter sets forth all suppliers of the Group Companies for whom aggregate purchases by the Group Companies from such suppliers exceeded $8,000,000 for the year ended December 31, 2019 and the 6-month period ended June 30, 2020 (“Material Suppliers”).  Except as set forth on Section 5.22(b)(2) of the Sellers Disclosure Letter, (i) all Material Suppliers continue to be suppliers of the Group Companies and none of such Material Suppliers has reduced materially its business with the Group Companies from the levels achieved during the semester ended June 30, 2020 and, to the Knowledge of the Sellers, no such reduction is currently expected to occur; (ii) no Material Supplier has modified or notified any Group Company of an intention to modify any terms or the pricing of such Material Supplier’s agreement or business and, to the Knowledge of the Sellers, no such modification is currently expected to occur; (iii) no Material Supplier has terminated its relationship with any Group Company or, to the Knowledge of the Sellers, has threatened to do so; and (iv) no Group is involved in any claim, dispute or controversy with any Material Supplier.

5.23Related Party Transactions.  Except as set forth on Section 5.23 of the Sellers Disclosure Letter and other than for compensation received as employees of any Group Company, (A) none of the Sellers or any of their respective Affiliates (where applicable), shareholder, member, partner, or director: (a) has any direct or indirect interest in any material property, asset or right that is owned or used by any Group Company in the conduct of its business; or (b) is a party to any agreement or transaction with any Group Company; and (B) there is no outstanding Indebtedness owed to any Group Company from any shareholder, partner, or director of any Group Company or Sorin Properties or any of their respective Affiliates.

5.24Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for any Group Company or the Sellers in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Group Company or the Sellers.

5.25Competition.  No agreement or commitment now in effect has been signed by any Group Company restricting its freedom to supply and/or receive goods and/or services.  No Group Company has been or is part of any agreement, pact, concerted practice or conduct that infringes any applicable Law on restrictive practices concerning competition.

5.26No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 5 (including in the related Sellers Disclosure Letter), none of the Sellers, the Group Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Group Companies, including any representation or warranty as to the accuracy or completeness of any information regarding any Group Company furnished or made available to Buyer and its representatives (including any information, documents or material made available to Buyer in the Virtual Data Room, management presentations or through any disclosing mechanism or in any other form in expectation of the transactions contemplated by this Agreement), or as to the future revenue, profitability or success of any Group Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 6.REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each of the Sellers as follows:

6.1Existence and Good Standing.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full entity power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated and held.  The Buyer (i) has not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt, (ii) has not filed for insolvency, pre-insolvency or bankruptcy and (iii) is not insolvent, bankrupt, unable to pay its debts when and as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments.

6.2Power.  The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.

6.3Validity and Enforceability.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the General Enforceability Exceptions.  Buyer has the requisite right, power, authority and capacity to execute and deliver and to perform its obligations under this Agreement and the Ancillary Agreements.  The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is party, and the performance of the transactions provided herein and therein, have been duly and validly authorized by all necessary corporate actions of the Buyer. No further action on the part of the Buyer is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

6.4No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements nor the performance by the Buyer of its obligations hereunder or thereunder will (i) violate or conflict with the Buyer’s organizational documents, (ii) conflict with or violate any Law or Order applicable to the Buyer (with or without notice or lapse of time or both), or by which any of its properties or assets is bound, (iii) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) any Contract, will, permit, franchise, license or other instrument applicable to the Buyer, or (B) any Order of any Governmental Authority to which the Buyer is a party or by which any of its assets or properties are bound or (iv) conflict with or violate any arbitration award applicable to the Buyer.

6.5Litigation.  There is no Proceeding pending or, to the knowledge of the Buyer, threatened against, relating to or involving the Buyer which could reasonably be expected to adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements.

6.6Consents.  No consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.7Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.

ARTICLE 7.COVENANTS AND AGREEMENTS

7.1Further Assurances.  Each Party hereto shall and shall cause its Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to carry out the intent and purposes of the transactions contemplated by this Agreement

7.2Publicity.  The Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer (in the case of the Sellers) or the Sellers (in the case of the Buyer), except as required by applicable Law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  Each party will not unreasonably delay, withhold or condition approval from the others with respect to any such press release or public announcement.

7.3Put and Call Agreement. Each of the Sellers and the Buyer hereby undertakes and agrees that it shall comply with all the covenants, provisions and agreements set forth under the Put and Call Agreement.

7.4Shareholders Agreement. Each of the Sellers, the Company and the Buyer hereby undertakes and agrees that it shall comply with all the covenants, provisions and agreements set forth under the Shareholders Agreement.

7.5Existing Shareholders Agreement. The Sellers hereby (a) waive any and all preemptive rights arising out of the Existing Shareholders Agreement relating to the Transactions contemplated by this Agreement and the Sale Shares and (b) the Sellers acknowledge and agree that the Existing Shareholders Agreement has been terminated in its entirety prior to the date hereof and the Buyer has been provided with adequate evidence of such termination.

7.6Release.  Except for the obligations of the Buyer arising under this Agreement or the Ancillary Agreements, each Seller, on his or its own behalf and on behalf of his or its heirs, executors, personal representatives, beneficiaries, successors, assigns and Affiliates, does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of the Group Companies and their respective successors, assigns and predecessors, and their present and former officers, directors, managers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Released Parties”), from, against and with respect to any and all actions, causes of action, complaints, costs, damages, demands, defenses, expenses, fees, interest, judgments, Liabilities, Losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Seller or his or its heirs, executors, personal representatives, beneficiaries, successors, assigns or Affiliates ever had or now has, or may hereafter have or acquire, against the Released Parties that (a) arise, directly or indirectly, out of or are related to, the Seller’s Sale Shares, or (b) relate, directly or indirectly, to the direct or indirect operation, business, affairs, management or financial condition of the Company or any of the Group Companies, in either case occurring at any time on or prior to the Closing Date.

ARTICLE 8.TAX MATTERS

8.1Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Group Companies will be terminated as of the Closing Date and, after the Closing Date, the Group Companies will not be bound thereby or have any liability thereunder.

8.2Certain U.S. Tax Elections.  Notwithstanding any provision in this Agreement to the contrary, Buyer shall be entitled to make or cause to be made, in its sole discretion, an election under Code section 338(g) with respect to any one or more or all of the Group Companies that are classified as “corporations” for U.S. tax purposes (each, a “Section 338(g) Election”) provided, however, that any Tax or other Liability resulting from a 338(g) Election shall be the sole responsibility of the Buyer and the Sellers shall have no obligation or liability with respect to such Tax or Liability, including, but not limited to, any indemnification obligation pursuant to Section 11 herein.  The Sellers shall cooperate as reasonably requested by Buyer in the making of any Section 338(g) Election.  Except to the extent otherwise required pursuant to a “determination” within the meaning of Code section 1313(a), the Buyer and the Sellers shall, and shall cause their respective Affiliates to: (i) file all Tax Returns, if any, in a manner not inconsistent with each Section 338(g) Election, and (ii) take no position contrary thereto in connection with any proceeding with respect to Taxes.

ARTICLE 9.INDEMNIFICATION

9.1Sellers' Liability Regime.  Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers under this Agreement shall be as follows:

(a)The representations and warranties included in Article 4 (the “Individual R&Ws”) are made by each Seller only in respect of its particular circumstances and in respect of the particular Sale Shares that it sells. Consequently, each Seller will be individually liable for any Losses resulting from any breach or inaccuracy of the Individual R&Ws related to its particular circumstances or in respect with the particular Sale Shares that it sells and Losses for any inaccuracy of Individual R&Ws may only be claimed against the particular Seller who made such representation or warranty.

(b)The representations and warranties included in Article 5 and any schedules hereto (the “Collective R&Ws” and, jointly with the Individual R&Ws, the “Sellers R&Ws”) are made by all of the Sellers jointly and the Sellers’ liability for any Losses resulting from any breach or inaccuracy of such Collective R&Ws shall be  several (responsabilidad mancomunada) and distributed among Sellers in accordance with each Seller’s respective Seller Ownership Percentage.

(c)All covenants, agreements and obligations assumed by the Sellers in this Agreement are assumed by each Seller individually such that each Seller will be individually liable for any breach of any such covenant, agreement or obligation by such particular Seller.

9.2Sole and Exclusive Remedy. The Parties have agreed to enter into this Agreement and to complete the Transaction on the terms set forth herein on the basis that the sole and exclusive remedy of the Buyer in respect of (a) any breach or inaccuracy of the Sellers R&Ws and (b) any breach or violation of any covenant or other obligation of the Sellers under this Agreement, shall be the right to be indemnified by each of the Sellers pursuant to the terms, conditions, limitations and qualifications set forth in this Article 9, and the rights set forth in Section 9.7 and Section 9.9.  Neither this Section 9.2, nor any other provision of this Agreement, will prevent or limit a cause of action based upon, or arising out of or otherwise in respect of, instances of fraud.

9.3Indemnification Obligation.

(a)Indemnification by the Sellers.  Subject to the limitations set forth in this Article 9, the Sellers  shall  indemnify and hold harmless the Buyer from and against any and all losses, liabilities, claims, damages, interest, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively, “Losses”) based upon, arising out of or otherwise in respect of:  (i) any inaccuracies in or any breach of any of the Sellers R&Ws; (ii) any breach of any covenant or agreement of the Sellers contained in this Agreement (including any schedule attached hereto); (iii) any Indebtedness of any Group Company, any Selling Expenses or Employee Payments (but excluding the Employee Payments identified in Schedule 9.3(a)(v)) not fully paid on the Closing Date; (iv) any Taxes of any Group Company for any Pre-Closing Tax Period, or any Taxes of any

Person imposed on any Group Company which relate to an event or transaction occurring on or before the Closing Date; and (v) those items set forth on Schedule 9.3(a)(v) hereto.

(b)Concept of Losses. The Sellers shall not be subject to any liability in respect of the following:

(i) Losses that are actually recovered by the Buyer or the Group Companies under applicable insurance policies which the Buyer or the Group Companies have in place;

(ii)any consequential, exemplary, punitive, incidental, special or indirect damages, including lost profits or loss of business opportunity;

(iii)Losses attributable to (a) any changes in Law or any change in the interpretation thereof (whether by a court ruling, by general acceptance or otherwise) or (b) any change in the current practice of any Governmental Authority made or entered into effect after the Closing Date with retroactive effect;

(iv)damages which are remedied by the Sellers to the reasonable satisfaction of the Buyer; provided, however, that Buyer is under no obligation to mitigate any Losses or allow Sellers to remedy any matter for which Losses may arise under this Agreement; and

(v)amounts which have been taken into account in calculating the Purchase Price;

(c)Certain rules applicable to the Sellers R&Ws. The only representations and warranties in respect of which the Sellers shall be subject to liability pursuant to the terms and subject to the conditions hereof are the ones set forth in Articles 4 and 5, as applicable, and, with the exception of said representations and warranties, the Sellers do not make, and shall not be deemed to make or have made, any express or implied representation or warranty with respect to any of the Group Companies, the Sale Shares. The Buyer acknowledges and agrees that it has not relied on, and has not been induced to enter into this Agreement and the other Ancillary Agreements by any other representation, warranty, information, document, statement, assurance, commitment or undertaking given or made by the Sellers or any director, officer, employee, agent, representative or advisor of the Sellers or the Group Companies.

The Sellers shall not be obliged to indemnify Buyer more than once in respect of the same Losses.

(d)Indemnification by the Buyer.  The Buyer shall indemnify and hold harmless the Sellers from and against any and all Losses based upon, arising out of or otherwise in respect of: (i) any inaccuracies in or any breach of any representation or warranty of the Buyer contained in Article 6, and (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement (including any schedule attached hereto).

(e)No Contribution.  Under no circumstances will any of the Group Companies have any obligation to indemnify any of its respective directors, managers or officer, or relieve any Person of such liability, in respect of any matter for which the Buyer is entitled to be indemnified (or would be entitled to be indemnified but for the Threshold or the Cap or the expiration of any survival period) by the Sellers pursuant to this Article 9.  All references in this Agreement (including the exhibits and schedules attached hereto) to “material,” “material respects,” “Material Adverse Effect,” and similar qualifications are to be excluded with regard to determining the amount of Losses arising from an inaccuracy in or breach of a representation or warrant for which a Buyer is entitled to indemnification hereunder, but not with respect to determining whether an inaccuracy or breach of a representation or warranty has occurred.

9.4Notice and Opportunity to Defend.

(a)Notice of Liability Claim.  In the event a Party becomes aware of any claim that such Party has under Section 9.3 that may result in a Loss (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the Party obligated to indemnify under Section 9.3 (the “Indemnifying Party”).  Any Claims Notice with respect to a Liability Claim against any or all of the Sellers must be delivered to the Sellers Representative or on behalf of such Seller or Sellers.  A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.4(a)will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.  The Sellers Representative, if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, shall respond to the Indemnified Party (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by the Indemnified Party.  Any Claim Response must specify whether or not the Indemnifying Party disputes the Liability Claim described in the Claims Notice.  If the Sellers Representative, if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to dispute the Liability Claim described in the related Claims Notice.  If the Sellers Representative, if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, elects not to dispute a Liability Claim described in a Claims Notice by delivery of such election to the Indemnified Party, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the Indemnified Party the amount of Losses specified in the Claims Notice, subject to the limitations contained in this Article 9, in each case, within 10 days after the last day of the applicable Response Period.  If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice or does not deliver a Claim Response within the Response Period, then the Buyer and the Sellers Representative shall promptly meet and use their reasonable efforts to settle the dispute.  If the Buyer and the Sellers Representative are unable to reach agreement within 30 days after the conclusion of the Response Period, then either the Buyer or the Sellers Representative may resort to any available remedies, subject to the limitations set forth in this Agreement.

(b)Third-Party Claims.  If any Claims Notice identifies a Liability Claim brought by a third party against the Indemnified Party and/or the Company (a ”Third Party Claim”), then the Sellers Representative if the Sellers (or any of them) are the Indemnifying Party, or the Buyer, if it is the Indemnifying Party, has the right, exercisable by written notice to the Indemnified Party within 15 days (and, in any event, before the expiration of the first third (1/3) of the term legally available to reply or to answer to the Third Party Claim) after receipt of such Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 9, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the:  (i) defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iii) the Third Party Claim does not include criminal charges or relate to the Indemnified Party’s or any Group Company’s employees, customers, suppliers or other service providers; and (iv) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 9.4(b), the Indemnified Party may continue to defend the Third-Party Claim.  If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days (in any event, before the expiration of the first third (1/3) of the term legally available to reply or to answer to the Third Party Claim) after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.  The Indemnified Party had the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party in accordance with this Section 9.4(b).

(c)Cooperation.  The Indemnifying Party and the Indemnified Party shall cooperate and make available to the other Party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel (upon no less than 48 hours’ notice during normal business hours and, in the case of personnel, at their normal place of employment), as may be reasonably required in connection with the resolution of such dispute.  No Party shall have the right of access to information relating to any information which disclosure would jeopardize any legal privilege or work product privilege available to the Buyer, any Group Company or any of the Sellers, as applicable, or any of their respective Affiliates relating to such information.

9.5Survivability; Limitations.

(a)Survivability.  The Sellers R&Ws and the representations and warranties of the Buyer contained in this Agreement will survive for a period of 18 months from the Closing Date (the ”Expiration Date”); provided, however, that: (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in any of the Fundamental Representations,  will be the date which is the 60th day following the expiration of the applicable statute of limitations, as extended; and (ii) any Liability Claim pending on any Expiration Date (including as the Expiration Date is extended pursuant to this paragraph) for which a Claims Notice has been given in accordance with Section 9.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.  All of the covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms.

(b)Limitations of the Sellers’ liability under this Agreement.

(i)Threshold.  Notwithstanding anything to the contrary contained in this Article 9, the Sellers shall not have any liability pursuant to Section 9.3(a)(i) (other than for breaches of Fundamental Representations or in instances of fraud or willful misconduct, in each case, for which the following limitation will not apply) until the aggregate amount of all Losses sustained by Buyer exceeds $290,000 (the ”Threshold”), at which point the Sellers will be liable for all Losses from the first dollar in accordance with the terms of this Article 9.

(ii)Cap.  Notwithstanding anything to the contrary contained in this Article 9, the aggregate liability of the Sellers pursuant to Section 9.3(a) (other than for breaches of the Fundamental Representations or in instances of fraud or willful misconduct, in each case, for which the following limitation will not apply) shall not exceed $4,350,000 (the “Cap”).  Other than for instances of fraud or willful misconduct, the Sellers shall not have any liability pursuant to Section 9.3(a) in excess of the proceeds actually received by the Seller under this Agreement.

9.6Individual Indemnification.  Each of Mr. Carlos Córdoba (“Córdoba”) and Mr. Germán Herebia (“Herebia”) hereby agree to indemnify and hold harmless the Buyer from and against any fines and penalties imposed against the Group Companies (or any of them) arising out of any employment liabilities claims raised by Córdoba or Herebia.  Córdoba shall be solely responsible for any indemnification arising under of this Section 9.6 as the result of any claim brought by or on behalf of Córdoba and Herebia shall be solely responsible for any indemnification arising under this Section 9.6 as the result of any claim brought by or on behalf of Herebia. Notice of any claim for indemnification arising under this Section 9.6 shall be delivered and handled in accordance with the provisions of Section 9.4.

9.7Set-off.  If it is determined, pursuant to Section 9.4, that the Sellers (or any of them) are obligated to indemnify the Buyer for any Losses pursuant to the terms and conditions of this Agreement (including pursuant to Section 9.6), then the Buyer will be entitled, in addition to any other right or remedy such Buyer may have, but subject to the limitations set forth in Section 9.5 (if applicable), to exercise rights of set-off against any amounts due and payable by the Buyer to the Sellers arising under this Agreement or any Ancillary Agreement or that may thereafter be due and payable to the Sellers under this Agreement or any Ancillary Agreement, including any payments under the Put and Call Agreement; provided for the avoidance of doubt that the amounts which the Sellers are obligated to pay have become due and payable by the relevant Sellers pursuant to the terms of this Agreement; and provided further, that notwithstanding anything in this Section 9.7 to the contrary, Buyer shall be entitled to exercise rights of retention with respect to any amounts (whether or not due and payable) set forth in a Claims Notice delivered by Buyer related to (i) a breach of a Fundamental Representation, (ii) a breach of the representations and warranties set forth in Section 5.17 or Section 5.18, or (iii) a claim brought pursuant to Section 9.6, in each case pending resolution of the matter set forth in the applicable Claims Notice. If the Buyer elects to exercise its right of set off or retention, it shall notify the Sellers Representative in writing, which notice shall identify the amounts owed to the Buyer and/or any Buyer, and the facts or events given rise to such set off or retention.  In the event of any Losses arising out of a breach of an Individual R&W or arising out of a breach or failure by an Individual Seller, the  Buyer may only exercise set-off or retention rights against amounts payable to such Seller and not the other Sellers.

9.8Adjustment to Purchase Price.  Any indemnification payments made pursuant to this Article 9 will be treated as adjustments to the Purchase Price to the extent permitted by Law.

9.9Specific Performance.  Each Party's obligations under this Agreement are unique.  If any Party hereto should actually or threaten to breach its covenants, obligations or agreements under this Agreement, the Parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain in injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly waives the defense that a remedy in damages will be adequate.

ARTICLE 10.MISCELLANEOUS

10.1Expenses and Taxes.  Each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  The duties and costs corresponding to the formalization of the Public Deed, as well as those related to any other public deeds to be granted in accordance with Section 3.2, before the Notary, shall be borne 50% by the Buyer and 50% by the Sellers.

10.2Payment by Sellers.  For the avoidance of doubt, any payments to be made jointly by the Sellers to the Buyer under this Agreement (including without limitation, Sections 9.3(a) and 10.1), shall be allocated amongst each Seller, so that they receive a pro rata share of the

Purchase Price equal to the fraction the numerator of which is the number of Sale Shares to be sold by such Seller and the denominator of which is the aggregate number of Sale Shares (the “Seller Ownership Percentage”).

10.3No Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party to this Agreement by operation of Law or otherwise without the prior written consent of the other Parties to this Agreement and any attempt to do so will be void.

10.4Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

10.5Entire Agreement.  This Agreement and the other Ancillary Agreements, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company or the Sellers, on the one hand, and the Buyer, on the other hand, with respect to the subject matter hereof.

10.6Amendment.  The Buyer and the Sellers may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of the Buyer and the Sellers.

10.7Extension; Waiver.  Any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches of any representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  In addition, the Sellers and the Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breaches of the representations and warranties made to the Buyer (in the case of a waiver by the Buyer) or made to the Sellers (in the case of a waiver by the Sellers) herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the Buyer (in the case of a waiver by the Buyer) or made to the Sellers (in the case of a waiver by the Sellers).  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.8Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, sections, articles, exhibits or schedules are to the preamble, recitals, sections, articles, exhibits or schedules of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) “or” is used in the inclusive sense (and/or) and the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (g) all references to “$” or dollar amounts are to lawful currency of the United States of America.

10.9Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.  The Parties shall negotiate to replace any provision of this Agreement adjudged invalid or unenforceable with another valid and enforceable provision that would implement the original intent of the Parties to the maximum extent permitted by applicable Law.

10.10Notices.  All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon written confirmation of successful transmission by electronic mail, (c) one Business Day after having been dispatched by an internationally recognized overnight courier service or (d) ten Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

(i)	If to the Sellers Representative (on behalf of the Sellers):

Sorin Properties, S.L.
Calle Alfonso XII, 26, bajo,
Madrid, 28014, Spain

Attn.: Ariel Prat
Email:  [omitted information]

with copies to:

Cisneros Group
700 NW 1st Avenue, Suite 1700
Miami, FL 33136

Attn.: General Counsel
Email: [omitted information]

Uría Menendez

Address: Calle del Príncipe de Vergara, 187

Madrid, 28002, Spain

Attn.: Jaime Pereda

Email: [omitted information]

(ii)	If to the Buyer:

Entravision Digital Holdings, LLC
c/o Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, CA 90404
Attn: Walter F. Ulloa, Chief Executive Officer
Email:  [omitted information]

with copies to:

Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, CA 90404
Attn: Mark Boelke, General Counsel and Secretary
Email:  [omitted information]

Jones Day
4655 Executive Drive, Suite 1500
San Diego, CA  92121-3134
Attention:  Cameron Reese
Email:  [omitted information]

Any party may change its address or facsimile number for the purposes of this Section 10.10 by giving notice as provided in this Agreement.

10.11Third Party Beneficiaries.  Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.12Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of law.

10.13Jurisdiction.  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware (the “Designated Courts”), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto (except, with respect to any Ancillary Agreements, to the extent expressly stated therein), and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Designated Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Designated Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Designated Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any of the Designated Courts.  Each Party hereto also hereby agrees that any final and unappealable judgment against a Party in connection with any such action or proceeding shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.  With respect to any action, suit or proceeding for which it has submitted to jurisdiction pursuant to this Section 10.13, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.9 of this Agreement.  Nothing in this Section 10.13 shall affect the right of any party to serve process in any other manner permitted by Law.  The foregoing consent to jurisdiction shall not (i) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any action, suit or proceeding resulting from, relating to or arising out of this Agreement or (ii) be deemed to confer rights on any Person other than the Parties to this Agreement..

10.14Waiver of Jury.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15Execution.  This Agreement shall be executed and delivered in one counterpart, to be raised to the Public Deed on the date hereof.

10.16Sellers Representative.  Each Seller hereby irrevocably appoints Sorin Properties, S.L. (the “Sellers Representative”) as its sole and exclusive agent, representative and attorney-in-fact (apoderado) for each such Seller, for and on behalf of each such Seller, with full power and authority to represent each Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and all actions taken by the Sellers Representative under this Agreement will be binding upon each such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them.  Without limiting the generality of the foregoing, the Sellers Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to (a) interpret the terms and provisions of this Agreement (b) dispute or fail to dispute any Liability Claim under this Agreement, (c) negotiate and compromise any dispute that may arise under this Agreement, (d) sign any releases or other documents with respect to any such dispute, (e) receiving services of process upon the

Sellers, (f) executing and delivering to the Buyer or any other Person on behalf of any of or all of the Sellers any and all instruments, certificates, documents and agreements called for by this Agreement and the transactions contemplated hereby and thereby; (g) receiving or providing notices on behalf of the Sellers with respect to any matter, Indemnity Claim or legal proceeding arising out of or relating to this Agreement, (h) taking all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Sellers in connection with this Agreement and (i) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate properly to discharge the Sellers’ Representative’s duties and obligations hereunder.  The Sellers Representative shall be entitled to exercise these faculties even if by doing so it incurs in self-contacting, multirepresentation or conflict of interest.  A Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers Representative signs on behalf of such Seller.  All decisions, actions and instructions by the Sellers Representative, including the defense or settlement of any Liability Claims for which Sellers (or any of them) may be required to indemnify the Buyer pursuant to Article 9, will be conclusive and binding on each Seller and no Seller has the right to object, dissent, protest or otherwise contest the same.  The Sellers shall hold harmless the Buyer from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Sellers Representative on behalf of the Sellers is not binding on, or enforceable against, the Sellers.  The Buyer has the right to rely conclusively on the instructions and decisions of the Sellers Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article 9, or any other actions required to be taken by the Sellers Representative hereunder, and no party hereunder will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers Representative.  The appointment of the Sellers Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers Representative pursuant to the authority granted in this Section 10.16 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller.  The death or incapacity, or dissolution or other termination of existence, of any Seller does not terminate the authority and agency of the Sellers Representative (or successor thereto).  The provisions of this Section 10.16 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers means and includes the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. The Sellers Representative shall not be liable to any Seller for any act of the Sellers Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any Losses actually incurred by such Sellers Representative as a proximate result of the gross negligence or bad faith of the Sellers Representative.  The Sellers Representative shall not be liable for, and may seek indemnification from the Sellers for, any Losses incurred by the Sellers Representative while acting in good faith and in exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that such Losses is the proximate result of gross negligence or bad faith of the Sellers Representative.  The Sellers Representative shall be entitled to recover from the Sellers any out-of-pocket costs and expenses reasonably incurred by the Sellers Representative in connection with the actions taken by the Sellers Representative with respect to all Purchase Price, including any adjustments thereto (including the hiring of legal counsel and the incurring of legal fees and costs).  If Sorin Properties,

S.L. declines to serve, resigns or becomes legally incapacitated, then a successor Sellers’ Representative may be appointed by a majority in interest of the Sellers which shall be determined based on the number of Shares held by the Sellers immediately prior to the Closing.  The provisions of this Section 10.16 shall survive the resignation and replacement of the Sellers Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties has caused this Agreement to be executed and delivered as of the day and year first above written.

BUYER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By:	/s/ Marina Marta Bru Cruz
Name: Marina Marta Bru Cruz
Title: Attorney

SELLERS:

Mr. Carlos Córdoba

/s/ Carlos Córdoba

Mr. Germán Herebia

By:	/s/ Carlos Córdoba
Name: Mr. Carlos Córdoba
Title: Attorney

Mr. Rodrigo Marcos

By:	/s/ Carlos Córdoba
Name: Mr. Carlos Córdoba
Title: Attorney

Mr. Lucas Morea

By:	/s/ Carlos Córdoba
Name: Mr. Carlos Córdoba
Title: Attorney

Sorin Properties, S.L. Unipersonal

By:	/s/ Francisco Duque Delgado
Name: Mr. Francisco Duque Delgado
Title: Joint director